EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
DEAN HELLER Secretary of State 202 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)
Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
Blue Hawk Ventures, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

1. NAME OF CORPORATION: " MOLECULAR PHARMACOLOGY (USA) LIMITED"

3. SHARES: The number of shares the corporation is authorized to issue is:

    200,000,000 shares of common stock with a par value of $0.001 per share; and
    100,000,000 shares of common stock with a par value of $0.001 per share.

Effective as of August 29, 2005 (the "Effective Date"), all outstanding shares of common stock of the

Corporation automatically shall be subdivided at the rate of four-for-one (the "Forward Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the

Corporation shall, through its transfer agent, exchange certificates representing common stock outstanding immediately prior to the Effective Date of the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of common stock resulting from the subdivision ("New Common").

From and after the Effective Date, the term "New Common" as used in this Third Article shall mean common stock as provided in the Certificate of Incorporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

61.83%

4. Effective date of filing (optional):	08 /29 /05
5. Officer Signature (required):	/s/ Byron G. Cox ____________________________________ Byron G. Cox, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 11/03/03